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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 14)*


                             ESCALADE, INCORPORATED
                                (Name of Issuer)

                           Common Stock, No Par Value
                         (Title of Class of Securities)

                                   296056-10-4
                                 (CUSIP Number)

                                December 31, 2001
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [   ] Rule 13d-1(b)
     [ X ] Rule 13d-1(c)
     [   ] Rule 13d-1(d)

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                                Page 1 of 5 Pages



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CUSIP No.  296056-10-4                    13G                  Page 2 of 5 Pages


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. Identification No. of Above Person

        Robert E. Griffin


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a)
                                                         (b) X
                                                            ---


3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

NUMBER OF       5.  SOLE VOTING POWER
SHARES                   550,864
BENEFICIALLY    6.  SHARED VOTING POWER
OWNED BY                  -0-
EACH            7.  SOLE DISPOSITIVE POWER
REPORTING                550,864
PERSON          8.  SHARED DISPOSITIVE POWER
WITH                      -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        550,864

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*

        Not Applicable


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        25.72%

12.  TYPE OF REPORTING PERSON*

          IN




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CUSIP No.  296056-10-4                    13G                  Page 3 of 5 Pages


                                     ITEM 1

(a)  NAME OF ISSUER: Escalade, Incorporated

(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  817 Maxwell Avenue
                  Evansville, IN 47717


                                     ITEM 2

(a)  NAME OF PERSON FILING: Robert E. Griffin

(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                   817 Maxwell Avenue
                   Evansville, IN 47717

(c)  CITIZENSHIP: U.S.A.

(d)  TITLE OF CLASS OF SECURITIES:  Common Stock, no par value

(e)  CUSIP NUMBER: 296056-10-4


                                     ITEM 3

     This statement is not filed pursuant to Rules 13d-1(b) or 13d-2(b). This statement is filed pursuant to Rule 13d-1(c)[x].


                                     ITEM 4

                                    OWNERSHIP

(a)  AMOUNT BENEFICIALLY OWNED:

          550,864



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CUSIP No.  296056-10-4                    13G                  Page 4 of 5 Pages


(b)  PERCENT OF CLASS:

                  25.72%

(c)  (i)    SOLE VOTING POWER:       550,864

     (ii)   SHARED VOTING POWER:          -0-

     (iii)  SOLE DISPOSITIVE POWER:   550,864

     (iv)   SHARED DISPOSITIVE POWER:     -0-


                                     ITEM 5

                  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                                 Not Applicable


                                     ITEM 6

         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                                 Not Applicable


                                     ITEM 7

               IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
              WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
                             PARENT HOLDING COMPANY:

                                 Not Applicable

                                     ITEM 8

            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                 Not Applicable




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CUSIP No.  296056-10-4                    13G                  Page 5 of 5 Pages


                                     ITEM 9

                         NOTICE OF DISSOLUTION OF GROUP

                                 Not Applicable

                                     ITEM 10

                                  CERTIFICATION

         By signing below, the undersigned certifies that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

          After reasonable inquiry and to the best of his knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: February 8, 2002


                                       /s/ Robert E. Griffin
                                       --------------------------------
                                       ROBERT E. GRIFFIN